Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Current Report on Form 8-K/A of Inpixon and the Registration Statement of Inpixon on Form S-3 [File No. 333-223960]; Registration Statements on Form S-8 [File No. 333-230965]; [File No. 333-229374]; [File No. 333-224506]; [File No. 333-216295] and [File No. 333-195655]; and Registration Statement on Form S-1 [File No. 333-232448] of our report, which includes an explanatory paragraph as to Jibestream Inc.’s ability to continue as a going concern, dated July 15, 2019, with respect to our audits of the consolidated financial statements of Jibestream Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, appearing in the Current Report on Form 8-K/A of Inpixon filed on July 25, 2019, which are incorporated by reference in this Current Report on Form 8-K/A of Inpixon.

/s/ MNP LLP

MNP LLP

Toronto, ON

September 11, 2019